Exhibit 10.1

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

AMENDMENT

TO SEVERANCE AND CHANGE OF CONTROL AGREEMENT

THIS AMENDMENT TO CHANGE OF CONTROL AGREEMENT between Elizabeth A. Tarka, M.D. (the "Executive") and Idera Pharmaceuticals, Inc. (''the Company'') shall be effective May 28, 2021 (the “Date of Termination”).

WHEREAS, the Executive and the Company have the authority to amend the Severance and Change of Control Agreement between the Executive and the Company dated June 26, 2019 (“Agreement”), and now wish to do so;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company agree to amend the Agreement as follows:

1.	A Section 6(h) of the Agreement is hereby added to the Agreement as follows:

Consulting. For six (6) months from the Date of Termination (the “Consultancy Term”), Executive shall provide up to ten (10) hours of consulting services (the “Consulting Hours”) per calendar month to Company, upon request, on projects and issues related, directly and indirectly, to her responsibilities when employed by Idera subject to her reasonable availability. Company agrees that the Consulting Hours may be rendered after normal business hours. Company acknowledges that the Consulting Hours must be used within a calendar month and do not accrue to future periods during the Term. In exchange for the consulting services, Executive shall be entitled to the benefits set forth under Section 6(e) of the Agreement and Executive’s Incentive Stock Options, Non-Statutory Stock Options and Restricted Stock Units under the Company’s 2013 Stock Incentive Plan, as amended, shall continue to vest during the Consultancy Term. Further, any options that are vested as of the end of the Consultancy Term shall be exercisable until the later of: (i) March 31, 2022, or (ii) ninety (90) days from the end of the Consultancy Period, as set forth in the Company’s 2013 Stock Incentive Plan, as amended.

2.        Section 13(c) of the Agreement shall be stricken in its entirety and replaced as follows:

(c) Executive certifies to the Company within ten (10) days of the Date of Termination or the end of the Consultancy Term, whichever is later, that she has returned all Company property, confidential information and documentation to the Company.

3.	Exhibit A hereto shall constitute Idera’s Release Agreement under paragraph 13 of the Agreement.

4.	In all other respects, the Agreement is hereby ratified and confirmed.

IN WITNESS WHEREOF, the Executive and the Company have caused this Amendment to be signed and effective on the date set forth above.

EXECUTIVE	IDERA PHARMACEUTICALS, INC.

/s/ Elizabeth A. Tarka, M.D.	/s/ Vincent J. Milano
Elizabeth A. Tarka, M.D.	By:	Vincent J. Milano
Chief Executive Officer

Date: May 18, 2021	Date: May 18, 2021

Exhibit A

GENERAL RELEASE

This General Release (“Agreement”) is entered into by and between Elizabeth A. Tarka, M.D. (“Executive) and Idera Pharmaceuticals, Inc. (“Company”) effective as of May 28, 2021 (the “Date of Termination”). All terms not defined herein shall have the meanings set forth in the Severance Agreement (defined below).

WHEREAS, the Executive and Company have entered into a Severance and Change of Control Agreement dated October 2, 2019 but effective as of July 22, 2019 (the “Severance Agreement”), which provides for payment conditioned upon Executive executing a Release Agreement in the form and scope determined by the Company.

WHEREAS, the Executive and Company agree that this Agreement shall constitute the Release Agreement referred to in the Severance and Change of Control Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Release.

a.	Executive represents, warrants and covenants that Executive has not filed any charges, complaints or lawsuits against the Company, its parent, subsidiary or any related companies, or any of its or their officers, directors, principals, shareholders, employees, agents, or representatives (collectively “Releasees”) with any governmental agency, tribunal or court. While nothing in this Section is intended to prohibit Executive from initiating contact, filing a charge, or otherwise cooperating with, or assisting any governmental agency in any lawful investigation, by signing this Agreement, Executive agrees and acknowledges that he/she is waiving, and will not be entitled to any other or further monetary, financial or equitable relief.

b.	Employee represents and warrants that to the best of her knowledge, she has reported any violations known by Employee to Employee’s manager or Human Resources of Idera’s Code of Business Conduct (the “Code”) or of any law by the Company or any Company employee or agent, as required by the Code.

c.	Upon payment of and in consideration for the compensation and benefits set forth in Section 2 of this Agreement, Executive, on behalf of Executive, Executive’s heirs, estate, executors, administrators, agents, beneficiaries, trustees, legal and other representatives, successors and assigns, hereby irrevocably and unconditionally releases, acquits and forever discharges the Releasees, from any and all charges, promises, actions, causes of actions, covenants, contracts, controversies, agreements, complaints, claims, liabilities, obligations, suits, demands, grievances, arbitrations, costs, losses, debts and expenses, including attorney’s, of any nature whatsoever (hereinafter “Claims”), known or unknown, or foreseen or unforeseen which Executive has or may have against Releasees, or any of them, arising at any time prior to and including the date Executive signs this Agreement; further including, without limitation, any and all Claims which relate directly or indirectly to Executive’s employment with Company and Executive’s separation from that employment; and further including without limitation, Claims, whether statutory, at common law or otherwise, for wrongful termination of employment, breach of contract, detrimental reliance, promissory estoppel, infliction of emotional distress, defamation, fraud, misrepresentation or any other tort, and Claims under the laws of the United States, the state of Executive’s employment, or any other state, for discrimination based upon sex, race, age, national origin, religion, handicap, disability, retaliation, or on any other basis, including, without limitation, Claims based on Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, and any related state or local laws otherwise covering Executive’s employment and separation (the “Release”).

d.	Executive agrees and acknowledges that this Agreement constitutes a knowing and voluntary waiver of all rights or Claims Executive may have as of the date Executive signs this Agreement and that Executive has no physical or mental impairment of any kind that has interfered with Executive’s ability to read and understand the meaning of this Agreement or its terms.

e.	Executive also agrees and acknowledges that, in the event that Executive breaches any obligation under this Section, except as it relates to any lawful challenge of the enforceability of this Release under the Older Workers Benefit Protection Act; the filing of any claim for unemployment compensation; the filing of any claim for benefits under any worker’s compensation law; or the exception noted above dealing with the filing of any charge with any governmental agency, including cooperation with such agency; then, in the event of such a breach, Executive will no longer be entitled to receive any amounts which would otherwise be due and also be obligated to repay Company any amounts paid under Section 2 above.

f.	Return of Company Property: Executive shall return within 10 business days of the end of Executive’s employment or consulting arrangement with Company, all Company property, including but not limited to all credit and telephone call cards, computers and computer-related equipment (i.e. hardware, software, diskettes, etc.), keys, automobiles and all originals and copies of books, records, lists (including all customer lists), printouts, Company intellectual property and any other documents. The failure to do so will be deemed a material breach of this Agreement by Employee and will relieve the Company of its obligations to pay Employee the severance and benefits continuation as provided for herein.

2.	Severance. In exchange for the Release set forth in Section 1(b) above, and notwithstanding anything to the contrary in the Severance Agreement, the Company shall:

a.	pay the Executive within 30 days after the Date of Termination (A) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid, and (B) any accrued and unpaid Annual Bonus amounts, compensation or vacation pay, in each case, to the extent not yet paid by the Company

b.	pay the Executive within 30 days after the Date of Termination the product of (1) the greater of (a) the average bonus paid or that has been earned and accrued, but unpaid to the Executive by the Company and its affiliated companies in respect of the three fiscal years immediately preceding the fiscal year in which the Date of Termination occurs, and (b) the Annual Bonus paid for the fiscal year immediately preceding the Date of Termination (both (a) and (b) annualized for any fiscal year consisting of less than twelve full months or with respect to which the Executive has been employed by the Company for less than twelve full months) and (2) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365,

c.	pay the Executive within 30 days after the Date of Termination a lump sum payment equal to [**]; and

d.	to the extent the Executive participated in the Company’s group medical/dental insurance immediately prior to the Date of Termination, if Executive elects to continue receiving group medical and/or dental insurance under the continuation coverage rules known as COBRA, the Company shall pay the Company share of the premium for such coverage that it pays for active and similarly-situated employees who receive the same type of coverage (single, family, or other) until the end of the period for which the Company is paying Executive her current base salary pursuant to Section 2(c) above.

e.	The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment.

3.	Non-Released Claims. The Release does not apply to:

a.	any Claims to require the Company to honor its commitments set forth in this Agreement or under the terms of the stock options and RSU granted to Executive prior to the date hereof, including the extension of the exercise period such options approved by the Company in March 2021;

b.	any Claims for indemnification related to Executive’s role as an officer of the Company for the period beginning on Executive’s date of employment and continuing through the Date of Termination, including, without limitation, its obligations under that certain Indemnification Agreement between Executive and the Company dated October 2, 2019 but effective as of July 22, 2019 which the Company acknowledges and agrees remains in full force and effect;

c.	any Claims that arise after the Executive signed this Agreement; and

d.	any Claims for worker's compensation benefits or unemployment compensation benefits.

4.	If Executive executes this Agreement prior to the Date of Termination, this Agreement shall be re-executed where indicated below within seven (7) business days of the Date of Termination. . By Executive’s re-execution of this Agreement, the Release shall be deemed to extend from the date on which Executive first executes this Agreement to the date on which Executive re-executes this Agreement.

5.	Confidentiality

a.	Executive represents and agrees that Executive will keep the terms of this Agreement, including the existence of the Agreement itself, completely confidential, except that Executive may discuss this Agreement with Executive’s attorney, tax advisor/accountant and spouse.

b.	Executive shall not use or disclose or allow the use or disclosure by any third party, of any Company financial, proprietary, personnel or corporation information, including but not limited to data, information, decisions, and testing related to the Company, without the prior express written consent of the Company. These rights of the Company are in addition to and without limitation to those rights available to the Company under common law. In view of the nature of Executive’s employment and the nature of the information that Executive has received during the course of Executive’s employment, Executive agrees that any unauthorized disclosure of such information to third parties or the use of such information by Executive would cause irreparable damage to the Company; therefore, the Company shall be entitled to an injunction prohibiting Executive from any use, disclosure or attempted use or disclosure. All agreements Executive has signed with the Company relating to Executive’s confidentiality obligations, Executive’s inventions and Executive’s obligations to refrain from soliciting or attempting to entice away any employee or customer of the Company remain in full force and effect, are not abrogated by this Agreement, and are incorporated herein by this reference.

6.	Non-Disparagement

a.	Executive agrees to refrain from making any disparaging or false statements, oral or written, about any or all of the Releasees. If contacted for a reference or other information with respect to Executive, Company agrees to refrain from making any disparaging or false statements, oral or written, about the Executive. Company and Executive will mutually agree on the language of any press release or other communication regarding Executive’s departure from the Company. Notwithstanding anything herein to the contrary, nothing in this Agreement shall prohibit Executive from making truthful and complete disclosures required by law.

b.	Executive agrees not to hereafter encourage, or in any way, assist or cooperate with any private person or entity (except as expressly required and compelled by law) in any matter or proceeding of any kind against any or all of the Releasees relating to any matter arising out of Executive’s employment with the Company or separation therefrom, or with regard to the employment or separation of any other individuals by the Company or any Releasee and except as required and compelled by law, Executive shall not provide information to any other private person for such purposes. Executive agrees that Executive will not initiate, facilitate, or engage in communication or conduct with any private person or entity for the purpose of doing anything prohibited by this paragraph. Executive agrees that Executive shall not communicate either orally or in writing with any print or broadcast media (including, without limitation, TV, radio, internet, newspaper, books, magazines) about any matter arising out of Executive’s employment with the Company or separation therefrom.

7.	Cooperation: Upon request by the Company, Executive shall provide advice and information to the Company concerning matters that arose during Executive’s employment and shall assist and cooperate with the Company (at reasonable dates, times and places) in any litigation or local, state or federal administrative proceedings concerning matters that arose during Executive’s employment. In the event that Executive incurs expenses in connection with such litigation or administrative proceedings at the request of the Company, the Company shall promptly reimburse Executive such reasonable expenses.

8.	Non-Admission: Executive acknowledges and agrees that neither this Agreement nor any actions or statements taken hereunder constitute nor are they to be construed as an acknowledgement, evidence or admission of any liability or violation of any law or statute, the common law, or any agreement which exists or which allegedly may exist by and among Executive and any or all of the Releasees. Releasees specifically deny and disclaim any liability.

9.	Hold Harmless: If the Company contends that a breach of this Agreement has occurred, Company will notify Executive of the nature of the alleged breach. Executive will have thirty (30) days to respond to cure or provide evidence that such alleged breach did not occur. If such alleged breach is not cured within such thirty (30) day period, any and all future financial obligations under this Agreement shall be held in abeyance until resolution of the alleged breach. If the breach is proven, and in addition to any other damages the Company can prove, Employee shall forfeit any and all future financial obligations that were due and owing after the breach and agrees to immediately repay any and all monies Employee received from the Company. Employee shall indemnify and hold Releasees harmless from and against any and all loss, costs, damage or expense, including without limitation, reasonable attorneys’ fees, incurred by any or all of the Releasees that arise out of any breach of this Agreement by Employee. In the event Employee is able to prove a breach of this Agreement by the Company, or the Company’s alleged breach is not proven, the Company shall indemnify Employee for reasonable attorneys’ fees Employee incurs in enforcing this Agreement.

10.	Alteration/Choice of Law

a.	This Agreement may not be altered or modified except by the mutual agreement of the parties, evidenced in writing executed by both parties and specifically identified as an amendment to this Agreement. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to its conflict of laws provisions. If, for any reason, any part or language within any part of this Agreement shall be deemed invalid or unenforceable, all remaining parts shall remain binding and in full force and effect.

b.	Executive represents and acknowledges that in executing this Agreement Executive does not rely upon any representation or statement made by any Company representative with regard to the subject matter, basis or effect of this Agreement. Executive has read the Agreement, understands its terms and has entered into this Agreement freely and voluntarily.

11.	Review and Revocation Rights. Pursuant to and in compliance with the Older Workers Benefit Protections Act, Executive:

a.	acknowledges that Executive voluntarily waives any or all rights or claims under the Age Discrimination in Employment Act;

b.	acknowledges that Executive has been advised that he/she should consult with an attorney or other third party at Executive’s sole expense in deciding whether to sign this Agreement, acknowledges that he/she has in fact consulted with an attorney, and also agrees that this Agreement is written in a manner that enables Executive fully to understand its content and meaning;

c.	agrees and acknowledges that Executive has been given at least fifty-two (52) days within which to consider this Agreement. To the extent the Executive executes this Agreement prior to the expiration of the 52-day period, Executive hereby waives her right to the balance of such period of consideration and acknowledges that her waiver of this period is knowing, voluntary and has not been induced by any fraud, misrepresentation, or a threat to withdraw or alter the terms of this Agreement by Releases or anyone else. Executed agreements should be returned to: Idera Human Resources, 505 Eagleview Blvd., Suite 212, Exton PA 19341; and

d.	acknowledges that Executive may revoke this Agreement during the seven (7) days following its execution, and that this Agreement shall not become effective or enforceable until the revocation period has expired. Therefore, Executive acknowledges that she is not waiving any rights or claims that may arise after the date she executes this waiver of ADEA rights. To be effective, Executive’s revocation of this Agreement must be in writing and delivered to: Idera Human Resources, 505 Eagleview Blvd., Suite 212, Exton PA 19341 on or before the effective date of revocation.

12.	No Employment. Executive agrees that she is not eligible for future employment or any employment or contract, consulting or advisor relationship with Company or any other Releasee, and that Executive will not seek or accept any such relationship; and that Company and all other Releasees are entitled to reject without cause any application, offer or proposal made by Executive.

13.	Conflict. In the event of a conflict between this Agreement and the Severance Agreement, this Agreement shall control.

This Agreement is binding upon Executive and upon Executive’s respective heirs, administrators, representatives, executors, assigns and shall inure to the benefit of Releasees and their respective heirs, administrators, representatives, executors, successors and assigns.

By signing below, the parties signify that they have read the terms of this Agreement, fully understand its terms, are voluntarily agreeing to those terms, and intend to be legally bound.

IN WITNESS WHEREOF, the foregoing is agreed to by each party.

EXECUTIVE	IDERA PHARMACEUTICALS, INC.

/s/ Elizabeth A. Tarka, M.D.	/s/ Vincent J. Milano
Elizabeth A. Tarka, M.D.	By:	Vincent J. Milano
Chief Executive Officer

Date: May 18, 2021	Date: May 18, 2021

EXECUTIVE RE-EXECUTION IN ACCORDANCE WITH SECTION 4.

Date: